Exhibit 99.1

Sky Petroleum Provides Operations and Development Update

Albanian Field Development Progress

AUSTIN, Texas--(BUSINESS WIRE)--October 25, 2011--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today provided an update on its operations and field development. Sky Petroleum reported on September 19, 2011 that it engaged a consulting team that was analyzing technical data and has now made recommendations for three of the ten Sky Petroleum prospects in Albania. Based on the analysis, oil shows in Palokastra indicate potential for further drilling “up-dip” and oil shows in Kanina show potential for further testing of fractured intervals independently and with more detailed isolation. Sky Petroleum is in the process of refining exploration and development plans based on the technical team analysis.

Pathfinder, a Schlumberger company, commenced theoretical planning for extended reach side-tracks and determined that initial engineering indicates all three wells are drillable. A detailed engineering proposal will be undertaken when various feasibility studies have been completed.

The consulting team is commencing additional analysis on technical data on seven additional prospect areas for future exploration and development. The long-term goal of the technical analysis is to confirm reserve potential of 875 million barrels of oil equivalent (MMBOE) with a potential market value of between $1 billion to $3 billion based on expected P90 reserves of approximately 105 MMBOE at $10 to 30 per barrel of oil equivalent (BOE). Ongoing work and analysis is in progress.

Exploration Blocks Four, Five, and Dumre

The PSC has a seven-year term with three exploration periods. Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option. Block Four is located in southeast Albania, bordering on Greece; Block Five is located in southwest Albania next to the Adriatic Sea; and Block Dumre is located immediately north of the Kucova oil field. Based on analogous discoveries, it is believed that the prospects contain significant hydrocarbons.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, including statements related to anticipated reserves, potential reserves, potential market value, estimated barrels of oil, valuation, analysis, plans, prospects and projections, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the accuracy of historical data, risks related to geologic interpretation, extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. The potential reserve estimates are not prepared in compliance with oil and gas disclosure requirements for filings with the SEC, and would not be permitted in filings with the SEC and are not comparable to reserves reported in SEC filings. Information contained in this press release is presented for informational purposes and are not intended to be included in the Company’s SEC filings. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com